EXHIBIT 17.4

LETTER OF RESIGNATION

Meigisonnata Widjaja

December 7, 2017

Board of Directors

KinerjaPay Corp.

I am submitting this letter of resignation as Chief Financial Officer of KinerjaPay Corp. (the “Registrant”) and the Registrant’s wholly-owned subsidiary, PT KinerjaPay Indonesia, effective December 8, 2017. The reason for my resignation is to permit me to pursue other business opportunities.

I have had no disagreements with the operations, policies or practices of the Registrant or PT KinerjaPay Indonesia.

Respectfully submitted,

/s/: Meigisonnata Widjaja
Meigisonnata Widjaja